SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934

Filed by the Registrant / X /

Filed by a Party other than the Registrant /   /

Check the appropriate box:

/   / Preliminary Proxy Statement

/   / Confidential. For Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))

/ X / Definitive Proxy Statement

/   / Definitive Additional Materials

/   / Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                        Ramtron International Corporation
------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ X / No fee required.

/   / Fee computed on table below per Exchange Act Rule 14-6(i)(4) and 0-11

      1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------
      2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------

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
      4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------

      5)  Total fee paid:

          ---------------------------------------------------------------

/   /  Fee paid previously with preliminary materials.

/   /  Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

        --------------------------------------------
    2)  Form, Schedule or Registration Statement No.:

        --------------------------------------------
    3)  Filing Party:

        --------------------------------------------
    4)  Date Filed:

        --------------------------------------------

                      RAMTRON INTERNATIONAL CORPORATION

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             December 22, 1999

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders (the "Annual Meeting") of Ramtron International Corporation, a Delaware corporation (the "Company"), will be held on December 22, 1999, at 10:30 a.m., Mountain Time, at the Hilton Garden Inn, 1810 Briargate Parkway, Colorado Springs, Colorado 80920, for the following purposes, each as more fully described in the attached Proxy Statement:

1. To elect five directors. The names of the nominees intended to be presented for election are: L. David Sikes, William G. Howard, Greg B. Jones, Eric A. Balzer and Albert J. Hugo-Martinez.

2. To amend the Company's 1995 Stock Option Plan to increase the number of shares available for grant under such plan by 1,200,000 shares to a cumulative total of 1,800,000 and to increase the maximum number of shares that may be awarded as options under the Plan during any calendar year to any optionee by 200,000 shares.

3. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1999.

4. To transact other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Only record holders of Common Stock at the close of business on November 11, 1999, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment(s) thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, in order to ensure your representation at the Annual Meeting, please mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a proxy.

                                            By Order of the Board of Directors
                                            /S/Richard L. Mohr
                                            -----------------------
                                            Richard L. Mohr
                                            Secretary
Colorado Springs, Colorado
November 15, 1999

                        RAMTRON INTERNATIONAL CORPORATION

                                 PROXY STATEMENT

                  INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited by and on behalf of the Board of Directors of Ramtron International Corporation, a Delaware corporation ("Ramtron" or the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, December 22, 1999, at 10:30 a.m., Mountain Time, or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Hilton Garden Inn, 1810 Briargate Parkway, Colorado Springs, Colorado 80920.

These proxy solicitation materials were first mailed on or about November 15, 1999 to all stockholders entitled to vote at the Annual Meeting.

Only stockholders of record at the close of business on November 11, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Annual
Meeting. At the Record Date, 13,656,606 shares of Common Stock were issued and outstanding.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

The Company's principal place of business is 1850 Ramtron Drive, Colorado Springs, Colorado 80921.

The Company filed with the Secretary of State of the State of Delaware on August 6, 1999, a Certificate of Amendment of the Company's Certificate of Incorporation, effecting a one-for-five reverse split of the Company's common stock. All references to shares of the Company's common stock and associated stock prices shown in this document, including tables and accompanying footnotes, have been adjusted to show the pro-forma effects of the reverse split.

VOTING AND SOLICITATION

On all matters, each share of Common Stock has one vote. The affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required for the approval of matters submitted to the stockholders for a vote. Abstentions are counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of

"votes cast." Broker non-votes are counted as shares that are present and entitled to vote for purposes of determining a quorum. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for purposes of determining the presence of a quorum but will not be treated as present and entitled to vote with respect to that matter (even though such shares are considered present and entitled to vote for quorum purposes and may be entitled to vote on other matters).

The costs of this solicitation will be borne by the Company. The Company has retained the services of Proxy Express, Inc. to assist in distributing proxy materials to brokerage houses, banks, custodians and other nominee holders. The estimated cost of such services is $3,000 plus out-of-pocket expenses. Although there are no formal agreements to do so, the Company may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners. Proxies may be solicited personally or by telephone or telegram by certain of the Company's directors, officers and regular employees, without additional compensation.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Proposals of stockholders of the Company which are intended to be presented by such stockholders at the next annual meeting of stockholders of the Company to be held after the Annual Meeting must be received by the Company no later than December 15, 1999, in order that they may be included in the proxy statement and form of proxy relating to that annual meeting. It is recommended that stockholders submitting proposals direct them to the Secretary of the Company by certified mail, return receipt requested, in order to ensure timely delivery. No such proposals were received with respect to the Annual Meeting scheduled for December 22, 1999.

                    PROPOSAL 1 - ELECTION OF DIRECTORS

NOMINEES

A board of five directors will be elected at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies received by them for the five nominees named below, all of whom are currently directors of the Company. It is not expected that any nominee will be unable or will decline to serve as a director. If, however, any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below and not for a greater number of persons than the number of nominees listed below. The term of office of each person elected as a director at the Annual Meeting will continue until the next annual meeting of stockholders and such time as his successor is duly elected and qualified or until his earlier resignation, removal or death.

The names of the nominees, who constitute all of the current directors, and certain information about them, are set forth below:

Name                           Age   Position(s) with the Company
----                           ---   ----------------------------
L. David Sikes                 57    Chairman of the Board and Chief
                                        Executive Officer
Greg B. Jones                  52    Director, President and Chief
                                        Operating Officer
William G. Howard(1)           57    Director
Eric A. Balzer (1)(2)          51    Director
Albert J. Hugo-Martinez(1)(2)  54    Director
-------------------

(1)  Member of the Compensation Committee.
(2)  Member of the Audit Committee.

Mr. Sikes became the Company's Chairman of the Board and Chief Executive Officer in April 1995 and has been a director of the Company since September 1992. Prior to becoming Chairman of the Board and Chief Executive Officer, Mr. Sikes was the Company's President and Chief Operating Officer from July 1992 until January 1995, at which time he left the Company and joined Micro Component Technology Inc., a semiconductor equipment manufacturer, as Chairman, President and Chief Executive Officer from January 1995 until April 1995. Prior to joining Ramtron, Mr. Sikes was President and Chief Executive Officer of ASM America, Inc. ("ASM America"), a semiconductor equipment company, from January 1991 until June 1992, and Executive Vice President and General Manager of ASM Epitaxy, a semiconductor equipment manufacturer, from February 1989 until December 1990. Prior to his tenure with ASM Epitaxy,
Mr. Sikes spent 18 years with Motorola, Inc. ("Motorola") in various management and executive positions including Vice President and Director of Semiconductor Research and Development Lab. His experience also includes several management and engineering roles with Eastman Kodak and National Semiconductor Corporation. Mr. Sikes holds a Bachelor of Science degree in Electrical Engineering from Massachusetts Institute of Technology.

Mr. Jones became a director of the Company and the Company's President and Chief Operating Officer in February 1995. Prior to becoming President and Chief Operating Officer, Mr. Jones was Ramtron's Chief of Administration from January 1995 until February 1995. Prior to joining Ramtron, Mr. Jones was Marketing Director at Concord Services, Inc., from November 1993 until January 1995. From August 1990 until November 1993, Mr. Jones served as Director of Vertical Reactors at ASM America, Inc. Prior to his work with ASM America, Inc., Mr. Jones held a variety of management positions in sales, marketing, corporate planning and project management. He holds a Bachelor of Science degree in Engineering from the U.S. Naval Academy, Annapolis and a Master of Science degree in Management Sciences from Stanford University.

Dr. Howard has served as a director of the Company since July 1994. Since September 1990, Dr. Howard has been an independent engineering consultant to various entities, including SEMATECH, the Semiconductor Industry Association and VLSI Technology. From October 1987 until December 1990, he served as a Senior Fellow at the National Academy of Engineering while on leave from Motorola. From 1969 to 1990, Dr. Howard was employed by Motorola in its integrated circuits operations where he most recently served as Corporate Senior Vice President and Director of Research and Development. Dr. Howard is a member of the National Academy of Engineering and a fellow of the Institute of Electrical Engineers and of the American Association for the Advancement of Science. Dr. Howard is the Chairman of Credence Systems, Inc., a manufacturer of electronic test equipment. Dr. Howard is also a director of BEI Electronics, Inc., a manufacturer of electronic sensors and Xilinx, Inc., a manufacturer of integrated circuits.

Mr. Balzer has served as a director of the Company since September 1998. From January 1990 until September 1999, Mr. Balzer served as Senior Vice President of Operations for Advanced Energy Industries, Inc. a company that develops, manufactures and markets power conversion devices for the semiconductor equipment industry. Prior to his employment with Advanced Energy Industries, Inc., Mr. Balzer served as Materials and Manufacturing Manager for IBM's corporate systems technology division.

Mr. Hugo-Martinez has served as a director of the Company since March 1999. From March 1996 to November 1998, he served as President and Chief Executive Officer and a member of the Board of Directors of GTI Corporation, a manufacturer of ISDN and local area network subcomponents. From 1987 to 1995, he served as President and Chief Executive Officer of Applied Micro Circuits Corporation, a manufacturer of high-performance bipolar and biCMOS gate arrays. Mr. Hugo-Martinez is also a director of Microchip, Inc., a semiconductor manufacturing company specializing in micro-controller devices.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors held a total of nine meetings during 1998 and acted by unanimous written consent two times.

The Compensation Committee, which during 1998 was comprised of Dr. Howard and Messrs. George J. Stathakis and William G. Tull (Messrs. Stathakis and Tull are former directors of the Company), met three times during 1998. The Compensation Committee makes recommendations to the Board of Directors regarding salaries, bonuses, stock option grants and other compensation and benefits for directors, officers and employees.

The Executive Committee, which during 1998 was comprised of L. David Sikes, William G. Howard and George J. Stathakis, did not meet during 1998. The Executive Committee was formed to act as the liaison between the Company and legal counsel retained by the Company in connection with the filing by Oren L. Benton, a former principal stockholder and former director of the Company, for protection under Chapter 11 of the United States Bankruptcy Code. The Executive Committee was disbanded in April 1999.

The Audit Committee, which during 1998 was comprised of Mr. William G. Tull and Mr. L. T. Womack, both former directors of the Company, met two times during 1998. The Audit Committee is currently comprised of Messrs. Hugo-Martinez and Balzer. The Audit Committee recommends the engagement of independent auditors, reviews the scope of audits proposed by the independent auditor, reviews results of audit engagements and generally performs functions related to financial matters of the Company.

The Company does not have a nominating committee or any committee performing the functions thereof.

COMPENSATION OF DIRECTORS. Directors who are not officers of the Company are paid monthly fees of $1,000, plus $1,500 for each Board of Directors meeting attended in person. Mr. William G. Tull, was the National Electrical Benefit Fund's designee on the Board until September 1999 when he retired. The National Electrical Benefit Fund (the "Fund") is a principal shareholder of the Company. Mr. Tull was not paid such director fees by the Company. Pursuant to the March 1989 Stock and Warrant Purchase Agreement between the Company and the Fund, any compensation payable by the Company to Mr. Tull, as a director of the Company, was to be paid to the Fund rather than to Mr. Tull. Directors are also reimbursed for reasonable expenses for attending Board of Directors' meetings. Non-employee directors of the Company are eligible to be granted non-statutory stock options under the Company's 1989 Nonstatutory Stock Option Plan and the 1995 Stock Option Plan.

In July 1998, the Company granted to each of Mr. Stathakis, a former director of the Company, and Dr. Howard options to purchase 4,000 shares of the Company's common stock at $20.75 per share, the fair market value at the date of such grant. In September 1998, the Company also granted to Mr. Balzer options to purchase 4,000 shares of the Company's common stock at $7.03 per share, the fair market value at the date of such grant. The grant of these options was in recognition of the services the named individuals performed as Directors of the Company.

                   EXECUTIVE OFFICERS OF THE REGISTRANT

The executive officers of the Company, and certain information about them, are as follows:

Name                   Age   Position(s)
----                   ---   -----------
L. David Sikes         57    Chairman of the Board and Chief Executive Officer
Greg B. Jones          52    Director, President and Chief Operating Officer
Richard L. Mohr        39    Executive Vice President and Chief Financial
                               Officer and Corporate Secretary
Donald G. Carrigan     52    Vice President and General Manager (FRAM Products
                               Business)
Craig W. Rhodine       36    Vice President and General Manager (EDRAM
                               Products Business)

Officers are appointed by and serve at the discretion of the Board of Directors. Each officer was appointed for a term ending upon his death, resignation, removal or appointment and qualification of a successor. For information concerning Mr. Sikes and Mr. Jones, see "Nominees" above.

Mr. Mohr joined the Company in January 1991 as Controller. In April 1994, he was named Vice President and Controller and served in that position until February 1995 when he was named Executive Vice President and Chief Financial Officer. Mr. Mohr is a certified public accountant and has over 17 years of professional finance experience including 13 years employed with high technology and manufacturing companies. From February 1987 until December 1990, Mr. Mohr was the Chief Financial Officer of Packaging Research Corporation, an equipment manufacturing company. Mr. Mohr received his Bachelor of Science degree in Accounting from Colorado State University and a Master of Business Administration degree in Accounting and Finance from Regis University.

Mr. Carrigan joined the Company in November 1989 as Sales Manager and in July 1990 was named Director of Marketing and Sales and held that position until October 1992, when he became Vice President of Sales. In July 1996,
Mr. Carrigan became an officer of the Company, and in January 1997, Mr. Carrigan was named Vice President of Sales and Marketing. In February 1999, Mr. Carrigan was named Vice President and General Manager of the Company's FRAM Product Business. Mr. Carrigan has over 26 years of semiconductor industry experience in research and development, design, operations, marketing and sales. Prior to joining the Company, Mr. Carrigan held various managerial and technical positions, including Vice President of Sales and Marketing for Information Storage Incorporated, an optical storage system venture between Eastman Kodak Co. and Kawasaki Steel. He also held positions as Product and Test Engineering Manager and Director of Marketing for INMOS Corporation, Design Manager for NCR Microelectronics, IC Design Engineer in the Corporate Research Labs of Texas Instruments, and Design Manager for SRAM's with the Advanced MOS Memory Division of Texas Instruments. Mr. Carrigan received his Bachelor of Science degree in Electrical Engineering from the University of Tennessee and a Master of Science degree in Electrical Engineering from Southern Methodist University.

Mr. Rhodine joined the Company in August 1992 as Senior Product Engineer, and in February 1994, he was named Engineering Manager. In August 1995,
Mr. Rhodine was named General Manager of Enhanced Memory Systems, Inc. ("EMS"), a wholly owned subsidiary of Ramtron, and in March 1997, Mr. Rhodine became Vice President and General Manager of EMS. Mr. Rhodine became an officer of the Company in January 1998. Mr. Rhodine has over 13 years of experience in the semiconductor industry in engineering, development, and operations. Prior to joining the Company, Mr. Rhodine was a Member of the Group Technical Staff at Texas Instruments where he was involved with memory products development. Mr. Rhodine received his Bachelor of Science degree in Electrical Engineering from the University of Wyoming.

                           SECURITY OWNERSHIP OF
                     PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of October 1, 1999 by: (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock; (ii) each of the Company's directors; (iii) each of the Company's executive officers; and (iv) all current directors and executive officers of the Company as a group.

                                      Shares of Common Stock         Percent
Name of Beneficial Owner(1)             Beneficially Owned         of Class(2)
---------------------------           ----------------------       -----------

National Electrical Benefit Fund             2,554,377(3)              17.5%
1125 15th Street, N.W., Room 912
Washington, D.C.  20005

NTC Liquidating Trust                        1,516,617(4)              10.6
PricewaterhouseCoopers
200 E. Randolph Dr., Suite 7600
Chicago, IL  60601

Benton Liquidating Trust                       349,186(5)               2.6
PricewaterhouseCoopers
200 E. Randolph Dr., Suite 7600
Chicago, IL  60601

L. David Sikes                                  71,350(6)                *

Richard L. Mohr                                 36,304(7)                *

Greg B. Jones                                   34,600(8)                *

Donald G. Carrigan                              25,693(9)                *

Craig W. Rhodine                                23,063(10)               *

William G. Howard                                8,000(11)               *

Albert J. Hugo-Martinez                          2,600(12)               *

Eric A. Balzer                                   1,000(11)               *

All current directors and executive
officers as a group (8 persons)                202,610(13)              1.5
-------------

*    Less than one percent

(1) Such persons have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them, subject to community property laws where applicable, except as otherwise indicated in the information contained in these footnotes.

(2) As of October 31, 1999, there were 13,656,606 shares of Common Stock issued and outstanding. Pursuant to Rule 13d-3(d)(1)(B), shares of Common Stock issuable upon the exercise of warrants or stock options held by each person set forth in the table which are currently exercisable or become exercisable within 60 days are included in the number of shares of Common Stock outstanding for purposes of determining the percentage ownership of such person.

(3) Includes: (i) 1,638,680 shares of Common Stock owned by the National Electrical Benefit Fund ("NEBF"); (ii) 905,697 shares of Common Stock issuable upon exercise of warrants held by the NEBF, which are currently exercisable or become exercisable within 60 days; and (iii) 10,000 shares of Common Stock issuable upon exercise of options held by the NEBF, which are currently exercisable or become exercisable within 60 days. The trustees of the NEBF share voting and dispositive powers as to such shares. To the best knowledge of the Company, the trustees of the NEBF are Edwin D. Hill and John M. Grau.

(4) In an amended Schedule 13D dated May 20, 1999, the NTC Liquidating Trust reported sole voting and sole dispositive power as to 1,516,617 shares of Common Stock consisting of: (i) 924,373 shares of Common Stock owned directly by the NTC Liquidating Trust; and (ii) 592,243 shares of Common Stock issuable upon exercise of warrants held by the NTC Liquidating Trust, which are currently exercisable or become exercisable within 60 days.

(5) In an amended Schedule 13D dated May 20, 1999, the Benton Liquidating Trust reported sole voting and sole dispositive power as to 349,186 shares of Common Stock owned directly.

(6)  Includes: (i) 2,100 shares of Common Stock owned directly and
     (ii) 69,250 shares issuable to Mr. Sikes pursuant to options, which are currently exercisable or become exercisable within 60 days.

(7)  Includes: (i) 2,178 shares of Common Stock owned directly and
     (ii) 34,126 shares issuable to Mr. Mohr pursuant to options, which are currently exercisable or become exercisable within 60 days.

(8)  Includes: (i) 2,600 shares of Common Stock owned directly and
     (ii) 32,000 shares issuable to Mr. Jones pursuant to options, which are currently exercisable or become exercisable within 60 days.

(9)  Includes: (i) 2,168 shares of Common Stock owned directly and
     (ii) 23,525 shares issuable to Mr. Carrigan pursuant to options, which are currently exercisable or become exercisable within 60 days.

(10) Includes: (i) 1,200 shares of Common Stock owned directly and
     (ii) 21,863 shares issuable to Mr. Rhodine pursuant to options, which are currently exercisable or become exercisable within 60 days.

(11) Such shares of Common Stock are issuable pursuant to options, which are currently exercisable or become exercisable within 60 days.

(12) Such shares of Common Stock are owned directly.

(13) Includes 189,764 shares of Common Stock issuable to current officers and directors pursuant to options, which are currently exercisable or become exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's directors and officers and persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC"). The specific due dates for these reports have been established by the SEC, and the Company is required to report in this Proxy Statement any failure to file by the established dates. To the knowledge of the Company and based solely on a review of the Section 16(a) reports furnished to the Company during 1998, none of the Company's directors, officers and persons holding more than 10% of the Company's Common Stock were delinquent in filing reports pursuant to Section 16(a) of the Exchange Act.

                EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

The following table sets forth certain information for the three years ended December 31, 1998 concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer during 1998 and each of the four other most highly compensated executive officers of the Company whose compensation during 1998 exceeded $100,000.

                                                            Long-Term
                                                       Compensation Awards
                                                    -------------------------
                              Annual Compensation    Securities   Restricted
Name and                      --------------------   Underlying     Stock
Principal Position      Year  Salary($)   Bonus($)   Options(#)    Awards($)
------------------      ----  ---------   --------  -------------------------

L. David Sikes          1998  $360,000     $65,000     20,000     $64,806(1)
  Chairman of the       1997   355,000      75,000     10,000          --
  Board and Chief       1996   335,005     100,000     10,000          --
  Executive Officer

Greg B. Jones           1998   202,100          --      9,000      49,790(2)
  President and Chief   1997   179,900          --         --          --
  Operating Officer     1996   167,500     105,044     29,000          --

Richard L. Mohr         1998   200,000          --         --      48,117(3)
  Executive Vice        1997   175,333      20,000     10,000         --
  President and Chief   1996   131,300      98,183     27,490         --
  Financial Officer

Donald G. Carrigan(4)   1998   152,092       5,333      8,000      33,804(5)
  Vice President and    1997   139,225          --     10,000          --
  General Manager,      1996   122,500      87,930     13,900          --
  FRAM Business

Craig W. Rhodine(6)     1998   137,500          --         --      42,254(7)
  Vice President and    1997   122,083          --         --          --
  General Manager,
  EDRAM Business
---------------

(1) The amount shown represents the dollar value of the award of restricted stock, calculated by multiplying the closing market price of the Company's Common Stock on the date of grant by the number of shares awarded plus withholding tax on the calculated amount of the award. The number of shares of fully vested restricted stock awarded was 1,600. The closing market price on the date of the award, the market value of the stock on the date of the award and the associated withholding taxes were $25,078, $40,125 and $24,681, respectively. As of December 31, 1998,
     Mr. Sikes held 1,600 shares of such restricted stock having a value of $4,000 based upon the fair market value of the Common Stock on December 31, 1998. The restricted shares are currently unregistered and are not tradable pursuant to an active registration statement filed with the SEC.

(2) The amount shown represents the dollar value of the award of restricted stock, calculated by multiplying the closing market price of the Company's Common Stock on the date of grant by the number of shares awarded plus withholding tax on the calculated amount of the award. The number of shares of fully vested restricted stock awarded was 1,200. The closing market price on the date of the award, the market value of the stock on the date of the award and the associated withholding taxes were $25,078, $30,094 and $19,696, respectively. As of December 31, 1998,
     Mr. Jones held 1,200 shares of such restricted stock having a value of $3,000 based upon the fair market value of the Common Stock on December 31, 1998. The restricted shares are currently unregistered and are not tradable pursuant to an active registration statement filed with the SEC.

(3) The amount shown represents the dollar value of the award of restricted stock, calculated by multiplying the closing market price of the Company's Common Stock on the date of grant by the number of shares awarded plus withholding tax on the calculated amount of the award. The number of shares of fully vested restricted stock awarded was 1,200. The closing market price on the date of the award, the market value of the stock on the date of the award and the associated withholding taxes were $25,078, $30,094 and $18,023, respectively. As of December 31, 1998,
     Mr. Mohr held 1,200 shares of such restricted stock having a value of $3,000 based upon the fair market value of the Common Stock on December 31, 1998. The restricted shares are currently unregistered and are not tradable pursuant to an active registration statement filed with the SEC.

(4) Mr. Carrigan became an executive officer of the Company in July 1996 and was employed by the Company in various non-executive officer positions from November 1989 until July 1996.

(5) The amount shown represents the dollar value of the award of restricted stock, calculated by multiplying the closing market price of the Company's Common Stock on the date of grant by the number of shares awarded plus withholding tax on the calculated amount of the award. The number of shares of fully vested restricted stock awarded was 800. The losing market price on the date of the award, the market value of the stock on the date of the award and the associated withholding taxes were $25,078, $20,062 and $13,742, respectively. As of December 31, 1998,
     Mr. Carrigan held 800 shares of such restricted stock having a value of $2,000 based upon the fair market value of the Common Stock on December 31, 1998. The restricted shares are currently unregistered and are not tradable pursuant to an active registration statement filed with the SEC.

(6) Mr. Rhodine became an executive officer of the Company in March 1997 and was employed by the Company in various non-executive officer positions from September 1992 until March 1997.

(7) The amount shown represents the dollar value of the award of restricted stock, calculated by multiplying the closing market price of the Company's Common Stock on the date of grant by the number of shares awarded plus withholding tax on the calculated amount of the award. The number of shares of fully vested restricted stock awarded was 1,000. The closing market price on the date of the award, the market value of the stock on the date of the award and the associated withholding taxes were $25.078, $25,078 and $17,176, respectively. As of December 31, 1998,
     Mr. Rhodine held 1,000 shares of such restricted stock having a value of $2,500 based upon the fair market value of the Common Stock on December 31, 1998. The restricted shares are currently unregistered and are not tradable pursuant to an active registration statement filed with the SEC.

OPTION GRANTS IN 1998

The following table sets forth certain information concerning stock option grants in 1998 to each of the executive officers named in the Summary Compensation Table who received stock option grants in 1998.

                          Individual Grants
               ------------------------------------------ Potential Realizable
                  No. of                                    Value at Assumed
               Securities % of Total                     Annual Rates of Stock
               Underlying  Options                         Price Appreciation
                Options   Granted to  Exercise             for Option Term(2)
                Granted   Employees    Price   Expiration --------------------
Name              (#)     in 1998(1) ($/Share)    Date      5%($)     10%($)
----           ---------- ---------- --------- ---------- --------   ---------

L. David Sikes
                20,000(3)    21.0%     $22.500   04/27/08  $283,003   $717,184

Greg B. Jones
                 9,000(3)     9.4       28.440   01/02/08   160,972    407,934

Donald G. Carrigan
                 8,000(4)     8.4       23.595   04/23/08   118,710    300,835
---------------

(1) The Company granted options to purchase an aggregate of 95,422 shares to employees in 1998.

(2) Potential values are net of exercise price and before taxes payable in connection with the exercise of such options or the subsequent sale of shares acquired upon the exercise of such options. These values represent certain assumed rates of appreciation (i.e., 5% and 10% compounded annually over the term of such options) based on the Securities and Exchange Commission's rules. The actual values, if any, will depend upon, among other factors, the future performance of the Company's Common Stock, overall market conditions and the named officer's continued employment with the Company. Therefore, the potential values reflected in this table may not necessarily be achieved.

(3)  Such options were granted under the 1995 Stock Option Plan
     (the "1995 Plan") and vest and become exercisable in four equal annual installments commencing one year following the grant date. The exercise price per share of such options is equal to the reported closing price of the Company's Common Stock on The Nasdaq Stock Market on the date of grant.

(4) Such options were granted under the 1989 Nonstatutory Stock Option Plan (the "1989 Plan") and vest and become exercisable in four equal annual installments commencing one year following the grant date. The exercise price per share of such options is equal to the reported closing price of the Company's Common Stock on The Nasdaq Stock Market on the date of grant.

AGGREGATED OPTIONS EXERCISED IN 1998 AND OPTION VALUES AT DECEMBER 31, 1998

The following table sets forth the aggregate number and the value of options held as of the end of 1998 by the executive officers named in the Summary Compensation Table. None of the executive officers named in the Summary Compensation Table exercised options during 1998.

                         Number of Securities          Value of Unexercised
                   Underlying Unexercised Options      In-the-Money Options
                           at 12/31/98(#)                at 12/31/98($)*
                   ------------------------------   --------------------------
Name                 Exercisable  Unexercisable     Exercisable  Unexercisable
----                 -----------  -------------     -----------  -------------

L. David Sikes          49,250        42,500             $--            $--

Greg B. Jones           20,500        25,500              --             --

Richard L. Mohr         23,755        22,245              --             --

Donald G. Carrigan      15,550        22,450              --             --

Craig W. Rhodine        15,242        13,242              --             --
---------------

* Represents the difference between the closing price of the Company's Common Stock on December 31, 1998 as reported on The Nasdaq Stock Market
   (i.e., $2.50 per share) and the exercise price of such options.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

EMPLOYMENT AGREEMENTS. In March 1995, the Company entered into a three-year employment agreement, effective on April 1, 1995, with Mr. Sikes in connection with his becoming the Company's Chief Executive Officer and Chairman of the Board. The agreement provided for Mr. Sikes to receive an initial annual salary of $320,000. The agreement provides that if the Company terminates Mr. Sikes' employment during the term of the agreement for any reason other than for cause, the Company will be obligated to pay him his then annual salary for the remainder of the three-year term. In May 1997, the Board of Directors extended Mr. Sikes' employment agreement for a period of two years beyond the original expiration date of April 1, 1998, and in August 1999, the expiration date was further extended to December 31, 2000.

In April 1997, the Company entered into a two-year employment agreement, effective on April 1, 1997, with Mr. Mohr. The agreement provided for Mr. Mohr to receive an initial monthly salary of $15,000. The agreement provided that if the Company terminated Mr. Mohr's employment during the term of the agreement for any reason other than for cause, the Company would be obligated to pay him his then annual salary for the remainder of the two-year term. In April 1999, the Board of Directors extended Mr. Mohr's employment agreement for a period of two years beyond the original expiration date of April 1, 1999.

In January 1998, the Company entered into a two-year employment agreement, effective on January 1, 1998, with Mr. Jones. The agreement provided for Mr. Jones to receive an initial annual salary of $200,000. The agreement provides that if the Company terminates Mr. Jones' employment during the term of the agreement for any reason other than for cause, the Company will be obligated to pay him his then annual salary for the remainder of the two-year term. In August 1999, the Board of Directors extended Mr. Jones' employment agreement to December 31, 2000.

In July 1998, the Company entered into a two-year employment agreement, effective on July 22, 1998, with Mr. Rhodine. The agreement provided for Mr. Rhodine to receive an initial annual salary of $137,500. The agreement provides that if the Company terminates Mr. Rhodine's employment during the term of the agreement for any reason other than for cause, the Company will be obligated to pay him his then annual salary for the remainder of the two-year term. In August 1999, the Board of Directors extended Mr. Rhodine's employment agreement to December 31, 2000.

In August 1999, the Company entered into an employment agreement with Mr. Carrigan, effective August 16, 1999 with an expiration date of December 31, 2000. The agreement provided for Mr. Carrigan to receive an initial salary of $152,092. The agreement provides that if the Company terminates Mr. Carrigan's employment during the term of the agreement for any reason other than for cause, the Company will be obligated to pay him his then annual salary for the remainder of the term of the agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Company's Compensation Committee during 1998 were George J. Stathakis, William G. Tull, both former directors of the Company, and William G. Howard. There were no executive officers or employees of the Company that were members of the Company's Compensation Committee during 1998. Mr. Stathakis served as Chairman of the Board and Chief Executive Officer of the Company from March 1990 until June 1994 and, in an interim capacity, from February 1995 until April 1995.

TRANSACTIONS INVOLVING GEORGE J. STATHAKIS. Mr. Stathakis was a Director of the Company through September 1999. In July 1995, Mr. Stathakis entered into a consulting agreement with the Company pursuant to which he agreed to perform consulting services for the Company until December 31, 1996 in consideration of $7,000 per month. Pursuant to the terms of such consulting agreement, the Company had the option to extend the term of the agreement for six additional periods of six months each. In December 1996, the Company exercised a six-month extension to such agreement for Mr. Stathakis to perform consulting services for the Company through June 30, 1997. In July 1997, the Company exercised a second extension to such agreement for Mr. Stathakis to perform consulting services for the Company through December 1998, with a decrease in consideration for such services to $5,800 per month. The consulting agreement with Mr. Stathakis expired on December 31, 1998 and was not further extended.

During 1998, the Company paid to Mr. Stathakis $99,000 as payment for consulting fees and reimbursement for expenses owed to Mr. Stathakis in connection with consulting services performed by Mr. Stathakis for the benefit of the Company during 1998.

The following Board of Directors Report on Executive Compensation and the Performance Graph on page 20 shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

                               BOARD OF DIRECTORS
                        REPORT ON EXECUTIVE COMPENSATION

In 1998, the Board of Directors was responsible for determining and approving the annual compensation to be paid and the benefits to be provided to the Company's executive officers and for administering the Company's Amended and Restated 1986 Stock Option Plan, the 1989 Nonstatutory Stock Option Plan and the 1995 Stock Option Plan. The Company's compensation program is designed to attract, retain and motivate qualified executive officers who the Company believes will contribute to its long-term success. The Company's compensation program is comprised primarily of annual base salaries and stock option grants. In addition, executive officers receive group life insurance and health benefits as part of their overall compensation. The Board considers each component of compensation within the context of the entire officer compensation program in making its determination.

The Compensation Committee of the Board of Directors makes recommendations to the Board of Directors regarding salaries, bonuses, stock option grants and other compensation and benefits for directors, officers and employees.

ANNUAL BASE SALARIES. The Board of Directors reviews and approves the annual base salaries of all executive officers (including the Chief Executive Officer). In determining annual base salaries, the Board collects and analyzes base salary information from competitors in its industry and uses that information as the basis for comparing the base salaries of the Company's executive officers to the amounts paid to executive officers with comparable qualifications, experience and responsibilities in businesses similar to the Company's business. The Board also considers both subjective and objective factors, including, among others, an officer's responsibilities, experience and qualifications, job performance, contributions and length of service to the Company, and the Company's financial results and condition. The annual base salary of Mr. Sikes, the Company's Chief Executive Officer, remained unchanged during 1998 at $360,000.

The Board also increased the base salaries of its other executive officers in 1998 by an average of approximately 7.75% over 1997 base salary levels in recognition of such officers' performance and contributions made in 1997 as well as to remain competitive with similar types of positions in the industry or comparable industries in which the Company competes and does business. Such salary increases made to executive officers (and other key personnel) were also pursuant to a salary survey conducted at the request of the Company's Compensation Committee.

BONUSES. The Board approved a one-time cash bonus to Mr. Sikes, the Company's Chairman and Chief Executive Officer, of $65,000 during 1998 in recognition of Mr. Sikes' contributions to the Company during 1997 with respect to operational, financial and legal issues of the Company.

STOCK OPTIONS. Options to purchase the Company's Common Stock have historically been and continue to be a key component of the Company's compensation program. The Board of Directors views the grant of stock options as a valuable incentive that serves to attract, retain and motivate executive officers and other key employees, as well as to align their interest more closely with the Company's goal of enhancing stockholder value. The Compensation Committee reviews and considers recommendations by the Company's Chief Executive Officer (other than for himself) with regard to the grant of stock options to executive officers and other key employees, and then makes recommendations to the Board of Directors. In determining the size, frequency and other terms of an option grant to an executive officer, the Compensation Committee and the Board consider a number of factors, including, among others, such officer's position, responsibilities, job performance, prior option grants, contributions and length of service to the Company and the value of his or her vested and unvested previously granted stock options, if any.

Options generally vest in annual installments over two to four years as long as the optionee remains an employee of the Company and, therefore, encourages an optionee to remain in the employ of the Company. In 1998, options to purchase an aggregate of 37,000 shares of Common Stock were granted to all executive officers as a group and represented approximately 39% of all options granted to the Company's employees in 1998. Information concerning options granted during 1998 to executive officers is provided in the table entitled "Option Grants in 1998" above.

COMPENSATION OF CHIEF EXECUTIVE OFFICER. The Board of Directors generally considers the same factors in determining the Chief Executive Officer's compensation as it considers with respect to the Company's other executive officers including both subjective and objective factors. Although L. David Sikes, the Company's Chief Executive Officer, is a member of the Company's Board of Directors, he did not participate in any discussions or decisions of the Board regarding the setting of his compensation for 1998. During 1998, Mr. Sikes' compensation consisted of an annual salary of approximately $360,000, a cash bonus of $65,000, and the granting of new stock options to purchase 20,000 shares of the Company's Common Stock.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), a publicly held corporation such as the Company will not be allowed a federal income tax deduction for compensation paid to the executive officers named in the Summary Compensation Table to the extent that compensation (including stock-based compensation) paid to a particular officer exceeds $1 million in any fiscal year unless such compensation was based on performance goals or paid under a written contract that was in effect on February 17, 1993. Qualifying performance-based compensation (including compensation attributable to the exercise of stock options) will not be subject to the deductibility limitation if certain conditions are met. The Company expects that compensation attributable to the exercise of stock options will qualify for the exception for qualifying performance-based compensation and that such compensation will not, therefore, count toward the $1 million limit. Based upon the Company's current compensation plans and policies and the regulation under Section 162(m), it appears that the compensation to be paid to the Company's executive officers for 1999 will not exceed the $1 million limitation per officer.

                                                       L. David Sikes
                                                       Greg B. Jones
                                                       William G. Howard
                                                       Eric A. Balzer
                                                       Albert J. Hugo-Martinez

                             PERFORMANCE GRAPH

The following graph compares the cumulative total return on the Company's Common Stock with the cumulative total return of the S&P Electronics (Semiconductors) Industry Index and the S&P Composite Index for the period commencing December 31, 1993 and ending December 31, 1998.

In preparing the following graph, it was assumed that $100 was invested on December 31, 1993 in each of the Company's Common Stock, the S&P Electronics (Semiconductors) Index and the S&P 500 Composite Index with all dividends, if any, reinvested.

The historic stock price performance presented in the following chart is not necessarily indicative of future stock performance.

             Comparison of Five-Year Cumulative Total Return Among
 Ramtron International Corporation, the S&P Electronics (Semiconductors) Index
                         and the S&P Composite Index

                     Dec 31,   Dec 30,   Dec 29,   Dec 31,   Dec 31,   Dec 31,
                      1993      1994      1995      1996      1997      1998
                    --------  --------  --------  --------  --------  --------

Ramtron               $100     $ 63.49   $ 82.54   $ 76.19   $ 70.63   $  6.35

S&P Electronics
  (Semiconductors)
  Industry Index       100      116.90    158.76    285.88    307.62    515.45

S&P Composite Index    100      101.32    139.40    171.41    228.59    293.92

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following are certain transactions entered into between the Company and its officers, directors and principal stockholders or their affiliates since January 1, 1998.

TRANSACTIONS INVOLVING GEORGE J. STATHAKIS

See "Compensation Committee Interlocks and Insider Participation-Transactions Involving George J. Stathakis."

TRANSACTIONS INVOLVING THE NATIONAL ELECTRICAL BENEFIT FUND

Pursuant to a Stock and Warrant Purchase Agreement dated March 13, 1989 between the Company and the Fund, as amended by Amendment No. 1 thereto dated June 29, 1989 (the "1989 Fund Purchase Agreement"), the Company agreed to pay to the Fund, for as long as the Fund owns at least 5% of the outstanding shares of the Company's Common Stock, a reasonable monthly consulting fee of not more than $5,000 and to reimburse the Fund for all out-of-pocket expenses incurred in monitoring the Fund's investment in the Company. During 1998, the Company was obligated to pay to the Fund approximately $60,000 in payment of such fees and expenses, of which no payments were made during 1998.

In July 1998, the Company granted to the Fund options to purchase 7,000 shares of the Company's common stock at the fair market value at the date of such grant. The grant of these options to the Fund was in lieu of Mr. Tull, a former director of the Company, the Fund's board representative, receiving these options in recognition of the services he had performed on the Company's behalf as a Director of the Company.

TRANSACTIONS INVOLVING L. DAVID SIKES

See "Employment Contracts and Termination of Employment and Change-In-Control Agreements."

TRANSACTIONS INVOLVING RICHARD L. MOHR

See "Employment Contracts and Termination of Employment and Change-In-Control Agreements."

TRANSACTIONS INVOLVING GREG B. JONES

See "Employment Contracts and Termination of Employment and Change-In-Control Agreements."

TRANSACTIONS INVOLVING CRAIG W. RHODINE

See "Employment Contracts and Termination of Employment and Change-In-Control Agreements."

TRANSACTIONS INVOLVING DONALD G. CARRIGAN

See "Employment Contracts and Termination of Employment and Change-In-Control Agreements."

PROPOSAL 2 - APPROVAL OF AN AMENDMENT TO THE COMPANY'S 1995 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR GRANT UNDER SUCH PLAN BY 1,200,000 SHARES TO A CUMULATIVE TOTAL OF 1,800,000 AND TO INCREASE THE MAXIMUM NUMBER OF SHARES THAT MAY BE AWARDED AS OPTIONS UNDER THE PLAN DURING ANY CALENDAR YEAR TO ANY OPTIONEE BY 200,000 SHARES.

On December 15, 1995, the Company's stockholders adopted and approved the 1995 Stock Option Plan (the "1995 Plan") and 600,000 shares (adjusted for the August 1999 one-for-five reverse split) of Common Stock were reserved for issuance thereunder. As of October 1, 1999, 11,446 shares remained available for future option grants under this plan.

On September 28, 1999, the Board of Directors approved an amendment to the 1995 Plan to increase the number of shares available under such plan by 1,200,000 shares and to increase the maximum number of shares that may be awarded as options under the Plan during any calendar year to any optionee by 200,000 shares. Additional shares are needed for use in the 1995 Plan so that stock option grants can continue to be made to attract and retain key employees of the Company and its subsidiaries. If this amendment to the 1995 Plan is not approved by the stockholders, no grants of options will be made under the 1995 Plan once the currently available shares subject to options are granted. The proceeds received by the Company from the exercise of options under the 1995 Plan are used for the general corporate purposes of the Company.

On September 28, 1999, the board of directors of the Company, with interested directors abstaining, granted options to purchase 500,000 shares of the Company's common stock to the officers of the Company under the 1995 Plan.
The granting of these options is subject to stockholder approval of PROPOSAL 2 contained herein. If shareholders do not approve PROPOSAL 2 as presented herein, the options granted to the officers of the Company on September 28, 1999 to purchase 500,000 shares of the Company's common stock will be cancelled. The outside directors of the Company believe that the granting of these options will help to retain the services of the officers of the Company who are in a position to make a material contribution to the successful operations of the Company's business; (ii) motivate such persons, by means of performance-related incentives, to achieve the Company's business goals; and
(iii) enable such persons to participate in the long-term growth and financial success of the Company by providing them with an opportunity to purchase stock of the Company.

The following table sets forth information, to the extent determinable, concerning the allocation of the increase sought pursuant to Proposal 2 in the authorized number of shares of the Company's Common Stock issuable upon exercise of the options granted under the 1995 Plan, and the value of such increase to each of the following groups: (i) each of the executive officers named in the Summary Compensations Table on page 12; (ii) all current executive officers as a group; (iii) all current directors who are not executive officers as a group; and (iv) all employees, including all current officers who are not executive officers, as a group.

                                       Value of Unexercised     Securities
                                           In-The-Money         Underlying
Name                                       Options($)(1)       Options(#)(2)
------------------------               --------------------    -------------
L. David Sikes                                 $--               195,000(3)
Greg B. Jones                                   --                95,000(3)
Richard L. Mohr                                 --                95,000(3)
Craig W. Rhodine                                --                70,000(3)
Donald C. Carrigan                              --                45,000(3)
Executive Officers as a Group                   --               500,000(3)
Non-Executive Director Group                    --                    --
Non-Executive Officer Employee Group            --                    --
------------------------

(1) Dollar value represents the difference between market value of the underlying Common Stock and the exercise price of the options. The market value of the underlying Common Stock is based upon the October 22, 1999 closing price of the Company's Common Stock as reported on The Nasdaq Stock Market which was $2.063 per share.

(2) Option grants are subject to shareholder approval of the increase in the number of authorized shares issuable under the 1995 Plan as described in Proposal 2.

(3) Option grants are subject to vesting with vesting occurring in two equal installments commencing on March 31, 2000.

AT THE ANNUAL MEETING, THE STOCKHOLDERS WILL BE REQUESTED TO CONSIDER AND APPROVE THE AMENDMENT TO THE 1995 PLAN. THE AFFIRMITIVE VOTE OF A MAJORITY OF THE SHARES OF THE COMPANY'S COMMON STOCK PRESENT OR REPRESENTED AND ENTITLED TO VOTE AT THE ANNUAL MEETING WILL BE REQUIRED TO APPROVE THE AMENDMENT TO THE 1995 PLAN. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1995 PLAN.

Future grants under the 1995 Plan, in addition to those already made, will be made at the discretion of the Board of Directors of the Company.

A summary of the principal provisions of the 1995 Plan is set forth below and is qualified in its entirety by reference to the 1995 Plan. A copy of the 1995 Plan is available from the Company's Secretary upon request.

SUMMARY OF THE 1995 PLAN

If the September 28, 1999 amendment adding 1,200,000 shares is approved by the Company's stockholders, a total of 1,800,000 shares of Common Stock will be reserved for issuance to eligible participants pursuant to the 1995 Plan and there will be an increase in the maximum number of shares that may be awarded as options under the Plan during any calendar year to any optionee from 100,000 to 300,000 shares.

PURPOSE. The purposes of the 1995 Plan are to (i) attract and retain the services of selected key employees of the Company who are in a position to make a material contribution to the successful operations of the Company's business; (ii) motivate such persons, by means of performance-related incentives, to achieve the Company's business goals; and (iii) enable such persons to participate in the long-term growth and financial success of the Company by providing them with an opportunity to purchase stock of the Company.

ADMINISTRATION. The 1995 Plan is administered by the Board of Directors or, upon appointment by the Board, by a committee composed of two or more board members. The interpretation and construction of any provision of the 1995 Plan is within the sole discretion of the members of the Board or its committee, whose determination is final and binding.

ELIGIBILITY. The 1995 Plan provides that nonstatutory stock options and incentive stock options may be granted to employees of the Company and any parent or subsidiary of the Company (including officers and directors who are also employees), as well as to non-employee directors of and consultants to the Company and any parent or subsidiary of the Company. As administrator of the 1995 Plan, the Board of Directors selects the optionees and determines the type of option (i.e., incentive or nonstatutory) and the number of shares to be subject to each option. In making such determination, there is taken into account a number of factors, including an employee's position and responsibilities, individual job performance, previous stock options grants (if any), length of service to the Company, and other relevant factors. As of October 1, 1999, approximately 124 persons were eligible to receive options and 131 optionees were holding options under the 1995 Plan.

TERMS OF OPTIONS. Options granted under the 1995 Plan may be either "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options. Each option is evidenced by a written stock option agreement between the Company and the person to whom such option is granted and is subject to the following additional terms and conditions:

  (a) NUMBER OF SHARES: The aggregate fair market value (determined as of the grant date) of the stock for which an employee may be granted incentive stock options that first become exercisable during any one calendar year under all the Company's plans may not exceed $100,000. In addition, the maximum number of shares which may be awarded as options under the 1995 Plan during any calendar year to any one optionee shall not exceed 100,000 shares.

  (b) EXERCISE OF THE OPTION: The optionee must earn the right to exercise the option by continuing to work for the Company. Options granted under the 1995 Plan will become exercisable at such times and in such cumulative installments as the Board of Directors or its committee determines subject to earlier termination of the option upon termination of the optionees's employment for any reason. The form of payment for shares to be issued upon the exercise of any option may, in the discretion of the Board of Directors or its committee, consist of cash, check, a promissory note, an exchange of shares of Common Stock, a combination thereof or such other consideration as is determined by the Board of Directors or its committee.

  (c) EXERCISE PRICE: The exercise price per share for the shares to be issued pursuant to the exercise of an option is determined by the Board of Directors or its Committee and may not be less than 100% of the fair market value of the Common Stock on the grant date with respect to incentive stock options and 95% of the fair market value of the Common Stock on the grant date with respect to nonstatutory options. The fair market value of the Common Stock on the date of an option grant will be equal to the closing price of the Common Stock on the date of the option grant. On October 22, 1999, the closing price of the Company's Common Stock on The Nasdaq Stock Market was $2.063 per share.

  (d) TERMINATION OF EMPLOYMENT: If the optionee's employment with the Company is terminated for any reason, other than death, total and permanent disability or termination "for cause" (as defined in the 1995 Plan), the option may be exercised within 90 days (or, in the case of a nonstatutory stock option, such other period of time as is determined by the Board of Directors or its committee at the time of granting the option or during the term of the option) after such termination as to all or part of the shares as to which the optionee was entitled to exercise the option at the time of termination. If the optionee's employment with the Company is terminated for cause, his or her options may be exercised within 30 days after such termination to the extent such options are vested and not exercised as of such date.

  (e) DEATH OR DISABILITY: If an optionee should die or become permanently and totally disabled while employed by the Company, the options granted to him or her may be exercised at any time within one year after such death or disability, but only to the extent the optionee was entitled to exercise the options at the date of his or her termination of employment due to such death or disability.

  (f) EXPIRATION OF OPTIONS: Options may not have a term greater than ten years from the grant date for an incentive stock option or ten years plus one day from the grant date for a nonstatutory stock option.
       No option may be exercised after its expiration. Incentive stock options granted to an optionee who at the time of such grant owns stock possessing more than 10% of the voting power of the stock of the Company may not have a term greater than five years from the grant date.

  (g) NONTRANSFERABILITY OF OPTIONS: An option is nontransferable by the optionee, other than by will or by the laws of descent and distribution or transfers between spouses incident to a divorce, and is exercisable only by the optionee or his or her legal guardian during the lifetime of the optionee or, in the event of death of the optionee, by the estate of the optionee or by a person who acquires the rights to exercise the option by bequest or inheritance.

  (h) OTHER PROVISIONS: The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1995 Plan as may be determined by the Board of Directors or its committee.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event that a change, such as a stock split or stock dividend, is made in the Company's capitalization which affects the stock for which options are exercisable under the 1995 Plan, appropriate adjustment will be made in the exercise price of and the number of shares covered by outstanding options and in the number of shares available for issuance under the 1995 Plan. In the event of a dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation as a result of which the Company is not the surviving and controlling corporation, outstanding options will be assumed by the successor corporation or the Board of Directors will declare that any option will terminate as of a date fixed by the Board which is at least 30 days after notice thereof is given to optionees and permit each optionee to exercise his or her options as to all or any portion of the shares covered by such options, including shares as to which the options would not otherwise be exercisable.

AMENDMENT AND TERMINATION. The Board of Directors or its committee may amend or terminate the 1995 Plan at any time or from time to time without the approval of the Company's stockholders; provided, however, that approval of the holders of voting shares represented or present and entitled to vote is required for any amendment to the 1995 Plan which would: (a) materially increase the number of shares which may be issued thereunder other than in connection with an adjustment upon changes in capitalization; (b) materially change the designation or the class of person eligible to participate in the 1995 Plan; (c) remove the administration of the 1995 Plan from the Board of Directors or its committee; (d) extend the term of the 1995 Plan beyond its initial ten-year term; (e) materially increase the benefits to participants under the 1995 Plan. In any event, the 1995 Plan will terminate on the tenth anniversary of its approval by the stockholders of the Company provided that any options then outstanding will remain outstanding until they expire by their terms.

TAX INFORMATION. The federal tax consequences of options are complex and subject to change. The following discussion is only a brief summary of the general federal income tax rules currently in effect which are applicable to stock options. A taxpayer's particular situation may be such that some variation of the general rules may apply. This summary does not cover the state, local or foreign tax consequences of the grant or exercise of options under the 1995 Plan or the disposition of shares acquired upon exercise of such options or federal estate tax or state estate, inheritance or death taxes.

INCENTIVE STOCK OPTIONS

If an option granted under the 1995 Plan is treated as an "incentive stock option" as defined in Section 422 of the Code, then the optionee will not recognize any income for regular income tax purposes upon either the grant or the exercise of the option and the Company will not be allowed a deduction for federal tax purposes. Upon a sale of the shares, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time of sale. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability in the year of exercise.

If an optionee exercises an incentive stock option and does not dispose of the shares received within two years of the date of the grant of such option and within one year after the exercise of the option, whichever period ends later, any gain realized upon disposition will be characterized as long-term capital gain, and any loss will be long-term capital loss. In either such case, the Company will not be entitled to a federal income tax deduction.

If the optionee disposes of the shares either within two years after the date the option is granted or within one year after the exercise of the option, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (1) the fair market value of the shares on the date of exercise less the purchase price or (2) the amount realized on the disposition less the purchase price will be taxed as ordinary income in the taxable year in which the disposition occurs. Any such ordinary income will increase the optionee's tax basis for purposes of determining gain or loss on the sale or exchange of such shares. The excess, if any, of the amount realized over the fair market value of the shares at the time of the exercise of the option will be treated as short-term or long-term capital gains, as the case may be, and any loss realized upon the disposition will be treated as a capital loss. An optionee will be generally considered to have disposed of shares if he or she sells, exchanges, makes a gift or transfers legal title to such shares (except by pledge, in certain non-taxable exchanges, a transfer in insolvency proceedings, incident to a divorce, or upon death). If the amount realized is less than the purchase price, generally the optionee will not recognize income.

The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability in the year of exercise because the excess of the fair market value of the shares at the time an incentive stock option is exercised over the option price is an adjustment in determining an optionees's alternative minimum taxable income for such year. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option. If such a disqualifying disposition occurs in the same year as an option is exercised, the amount of ordinary income resulting from such disposition may offset any adjustment of alternative minimum taxable income for the year of exercise. In the case of a disqualifying disposition which occurs after the year of exercise, an individual would be required to recognize an adjustment of alternative minimum taxable income in the year of exercise and ordinary income in the year of such disqualifying disposition in an amount determined under the rules described above. An optionee's alternative minimum tax liability is affected by the availability of a special credit, a basis adjustment and other complex rules. Optionees are urged to consult their tax advisors concerning the applicability of the alternative minimum tax to their own circumstances.

In general, there will be no federal tax consequences to the Company upon the grant, exercise or termination of an incentive stock option. However, in the event an optionee sells or disposes of stock received upon the exercise of an incentive stock option prior to satisfying the two-year and one-year holding periods described above, the Company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares.

NONSTATUTORY STOCK OPTIONS

Nonstatutory stock options granted under the 1995 Plan do not qualify as "incentive stock options" and, accordingly, do not qualify for any special tax benefits to the optionee. An optionee will not recognize any income at the time he or she is granted a nonstatutory option. However, upon its exercise, the optionee will generally recognize ordinary income for federal income tax purposes measured by the excess of the then fair market value of the shares over the option price. The income realized by the optionee will be subject to income tax withholding by the company out of the compensation paid to the optionee. If such earnings are insufficient to pay the withholding tax, the optionee will be required to make a direct payment to the Company to cover the withholding tax liability.

Upon a sale of any shares acquired pursuant to the exercise of a non-statutory stock option, the difference between the sale price and the optionee's basis in the shares will be treated as a long-term or short-term capital gain or loss, as the case may be. The optionee's basis for determination of such gain or loss will ordinarily be the sum of the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option.

In general, there will be no federal tax consequences to the Company upon the grant or termination of a nonstatutory stock option or the sale or disposition of the shares acquired upon exercise of a nonstatutory stock option. However, upon the exercise of a nonstatutory stock option, the Company will be entitled to a deduction to the extent and in the year that ordinary income from the exercise of the option is recognized by the optionee, provided the Company has satisfied its withholding obligations under the Code.

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed Arthur Andersen LLP, independent auditors, to audit the Company's consolidated financial statements for the year ending December 31, 1999. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF APPOINTMENT OF THE INDEPENDENT AUDITORS NAMED ABOVE.

                                OTHER MATTERS

The Company currently knows of no matters to be submitted at the Annual Meeting other than those described herein. If any other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

The financial statements, supplementary financial information, and management's discussion and analysis of financial condition and results of operations included in the Company's Annual Report to Stockholders enclosed with this Proxy Statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission and as subsequently amended, are hereby incorporated by reference herein.

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, RAMTRON INTERNATIONAL CORPORATION, 1850 RAMTRON
DRIVE, COLORADO SPRINGS, COLORADO 80921.

PROXY                                                                    PROXY

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                       RAMTRON INTERNATIONAL CORPORATION

                      1999 Annual Meeting of Stockholders

The undersigned stockholder(s) of Ramtron International Corporation, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated November 15, 1999, and hereby appoints L. David Sikes and Greg B. Jones, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held December 22, 1999, at 10:30 a.m., Mountain Time, at the Hilton Garden Inn, 1810 Briargate Parkway, Colorado Springs, Colorado 80920, and at any adjournment(s) thereof, and to vote all shares of Common Stock to which the undersigned would be entitled, if then and there personally present, on the matters set forth on reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COMES BEFORE THE MEETING.

DO NOT FOLD, STAPLE OR MUTILATE.

                         (To be Signed on Reverse Side)
                                                              SEE REVERSE SIDE

                        RAMTRON INTERNATIONAL CORPORATION
             PLEASE MARK VOTES AS IN THIS EXAMPLE USING DARK INK ONLY.
                                     ( X )

1.  ELECTION OF DIRECTORS:

Nominees:  L. David Sikes; Greg B. Jones; William G. Howard; Eric A. Balzer;
           Albert J. Hugo-Martinez

                       FOR           WITHHELD
                       ALL           FROM ALL
                     NOMINEES        NOMINEES
                      (    )          (    )

    FOR, except vote withheld from the following nominee(s):

      (    )------------------------------------------------------------------
                                List Nominees(s)

2.  APPROVAL OF AN AMENDMENT TO THE COMPANY'S 1995 STOCK OPTION PLAN:

To amend the Company's 1995 Stock Option Plan to increase the number of shares available for grant under such plan by 1,200,000 shares to a cumulative total of 1,800,000 and to increase the maximum number of shares that may be awarded as options under the Plan during any calendar year to any optionee by 200,000 shares.

                   FOR          AGAINST          ABSTAIN
                 (     )        (     )          (     )

3.  APPOINTMENT OF INDEPENDENT AUDITORS:

To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1999, as described in the Proxy Statement.

                   FOR          AGAINST          ABSTAIN
                 (     )        (     )          (     )

OTHER BUSINESS: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

Any one of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment(s) thereof shall have and may exercise all powers of said attorney-in-fact hereunder.

                                              Dated                      1999
                                                   ---------------------
Signature(s)
            ------------------------------------------------------------------
(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

==============================================================================
                                           By Order of the Board of Directors
                                           /S/ Richard L. Mohr
                                           ------------------------
                                           Richard L. Mohr
                                           Secretary

Colorado Springs, Colorado
November 15, 1999